Exhibit 10.2


                                                             EXECUTION COPY



                         LOCATION RENTAL AGREEMENT

          LOCATION RENTAL AGREEMENT (this "Agreement"), dated as of September 17, 2004, by and between Martha Stewart ("Stewart") and Martha Stewart Living Omnimedia, Inc. (together with its subsidiaries, "MSLO").

          WHEREAS, Stewart or entities controlled by Stewart own or control certain real property (together with the improvements thereon, the "Real Property") which MSLO desires to use in connection with its businesses; and

          WHEREAS, Stewart wishes to allow MSLO to use Real Property in connection with its businesses, on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Term. The term of this Agreement shall commence on September 17, 2004 (the "Effective Date") and continue until the third anniversary of such date, unless this Agreement is terminated pursuant to Section 7 hereof.

          2. Consideration. Subject to Section 7, on the Effective Date and on each of the first and second anniversaries of the Effective Date, MSLO shall pay Stewart, or any entity designated by Stewart, an annual location rental fee of $500,000 (the "Annual Rental Fee"); provided that, with respect to each of the twelve month periods commencing on the first anniversary of the Effective Date and the second anniversary of the Effective Date, if during such twelve month period MSLO is producing any original network, cable or syndicated television show for which Stewart serves as on-air talent, the Annual Rental Fee for such twelve-month period shall be $750,000 (the "Enhanced Payment Amount"); and provided that the parties may agree to increase the foregoing payment if they determine such increase to be appropriate.

          3. Use and Availability. During the term of this Agreement, Stewart shall provide MSLO access to the Real Property, and MSLO shall be able to use the Real Property, in each case in connection with MSLO's businesses and in a manner consistent with past practice and applicable law.

          MSLO shall provide reasonable notice of the intended dates and manner of use and the parties shall cooperate therewith. At the request of Stewart, any alterations of the Real Property by MSLO in connection with the use thereof by MSLO shall be remedied and the Real Property returned to its previous condition.

          4. Disclaimer of Legal Right; Subordination. MSLO disclaims all right, title and interest in the Real Property, other than the right of access provided by this Agreement. MSLO acknowledges that the right of access provided for in this Agreement is subordinate in all respects to, and subject to, all other interests in the Real Property.

          5. Stewart's Duty to Maintain. Subject to the other terms of this Agreement, Stewart shall, at her expense, cause the Real Property to be maintained, landscaped, gardened and developed in a manner generally consistent with past practice since October 1999, provided that any such costs incurred with respect to the Real Property directly as a result of an approved and scheduled story or project shall be paid for directly by MSLO.

          6. Sale of the Real Property; Costs of Filming. Nothing in this Agreement shall be construed to obligate Stewart to bear any costs of filming or other business-related activities (other than capital improvements to the Real Property that remain on the property, the costs of which shall be borne by Stewart to the extent Stewart chooses to make such improvements) conducted on the Real Property on behalf of MSLO. At any time during the term of this Agreement, Stewart may sell any of the Real Property without the consent of MSLO. Subject to the next sentence of this
Section 6, such sale shall not affect the obligations of MSLO under Section 2 of this Agreement. Notwithstanding the foregoing, in the event that Stewart sells a significant portion of the Real Property (based on MSLO's use of such property) and, due to such sale, MSLO is required to pay money for the use of additional locations owned by other parties to conduct its business, Stewart and MSLO shall, in good faith, agree to adjust the Annual Rental Fee, taking into account any increased use (compared to such use on the date hereof) by MSLO of the remaining Real Property as well as any use by MSLO of other real property that Stewart may acquire after the date hereof.

          7. Termination. The term of this Agreement shall end as though the term specified in Section 1 hereof had ended upon any termination of Stewart's employment with MSLO. If MSLO terminates Stewart's employment other than for Cause (as defined in the Employment Agreement (the "Employment Agreement"), by and between Stewart and MSLO, dated as of the date hereof), or if Stewart terminates her employment for Good Reason (as defined in the Employment Agreement), then all sums due Stewart under this Agreement during the remainder of the term specified in Section 1 shall accelerate and become immediately payable by MSLO and this Agreement shall terminate; provided that for purposes of determining the amounts payable under this Section 7 the Enhanced Payment Amount shall be used. If MSLO terminates Stewart's employment for Cause (as defined in the Employment Agreement), or Stewart terminates her employment other than for Good Reason, then this Agreement shall immediately terminate and neither MSLO nor Stewart shall have any further obligations under this Agreement. In addition, this Agreement may be terminated by Stewart, effective as of the day immediately prior to the first or the second anniversary of the Effective Date, by not less than 60 days' prior written notice to the Company. In the event of a termination of this Agreement pursuant to the preceding sentence, neither MSLO nor Stewart shall have any further obligations under this Agreement.

          8. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) This Agreement is assignable by MSLO to any successor of MSLO which acquires all or substantially all of the assets or businesses of MSLO or to an acquiror, whether by sale, merger, recapitalization or other business combination, of all or substantially all of the assets or businesses of MSLO without Stewart's consent, provided that any such successor or assignee shall provide Stewart with a written agreement that it shall be bound by all the terms of this Agreement. This Agreement shall be assignable by Stewart to any entity controlled by her, and inure to the benefit of and be binding upon the successors, heirs and assigns of Stewart. Except as specified in this Section 8(b), this Agreement is not assignable.

          (c) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Stewart:

                  At her residence address most recently filed with MSLO.

                  If to MSLO:

                  Martha Stewart Living Omnimedia, Inc.
                  11 West 42nd Street
                  New York, NY 10036
                  Attention:  General Counsel
                  Tel: (212) 827-8036
                  Fax: (212) 827-8188

or to such other address as either party furnishes to the other in writing in accordance with this Section. Notices and communications shall be effective when actually received by the addressee.

          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (e) Stewart and MSLO acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof, including, without limitation, the Location Rental Agreement, dated as of October 22, 1999, as amended, to which Stewart and MSLO were parties and which expired on July 4, 2004.

          (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                       /s/ Martha Stewart
                                       ----------------------------------------
                                       Martha Stewart



                                       MARTHA STEWART LIVING OMNIMEDIA, INC.


                                       By:   /s/ Sharon L. Patrick
                                          -------------------------------------
                                          Name:  Sharon L. Patrick
                                          Title: President and Chief Executive
                                                 Officer